                                                                   EXHIBIT 23.01

                    Consent of KPMG LLP, Independent Auditors




The Board of Directors
Netopia, Inc.:

We consent to incorporation herein by reference in the registration statement dated on or about December 13, 2001, on Form S-8 of Netopia, Inc. of our report dated October 23, 2000, relating to the consolidated balance sheets of Netopia, Inc. and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, and our report on the related financial statement schedule, which report appears in the September 30, 2000, annual report on Form 10-K of Netopia, Inc.

/s/ KPMG LLP

San Francisco, California
December 13, 2001